Exhibit 99.06

Pazoo.com Traffic Surges To 1,400,000 Visits And Up To 60,000 visits A Day Or A 1,800,000 Monthly Pace Entering August

CEDAR KNOLLS, N.J., August 1, 2013 /PRNewswire/ -- Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to report that total visits to www.pazoo.com surged to 1,400,000 visits for the month of July or approximately 400,000 more than was recorded for the month of June, 2013. Additionally, new page layouts have now been implemented giving the website a more eye friendly look.

Traffic to the website continues to jump on an almost daily basis as additional technology gets added. Contributing to bringing users to the website is an increase in fresh updated content and a more user friendly website.  These new page designs lead not only to more visitors to the website, but visitors staying on www.pazoo.com longer and viewing more pages, leading to what the industry calls stickiness of the website.  More and more social media campaigns along with increased advertising should continue to cause major increases in traffic to Pazoo.com.

Pazoo is now engaging in specific social media campaigns with one current campaign on how laughter improves your overall health and well-being. A new weight loss campaign is just starting chronicling the trials and tribulations of one individual’s quest to lose weight, get in shape and take control of improving his everyday health and wellness. James’ story will be told in real time through pictures, videos and a live blogs. He will draw upon not only his personal athletic past but the information and expert advice provided on the Pazoo website to guide him through his quest to take back his life. Come to www.pazoo.com and follow this ongoing story that just began this very week.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Release Date: August 1, 2013